CONTACT: Debra Patterson
Wetherhead Communications
404/843-8786, debrapat@aol.com

ASHLEY PARK LANDS SOUTHSIDE’S FIRST DILLARD’S, BARNES & NOBLE

ATLANTA - Sept. 25, 2006 - Southside residents will no longer have to hit the interstate to shop at some of the nation’s most popular stores, as major retailers sign leases at Ashley Park, Thomas Enterprises’ (www.thomasent.com) new development in Newnan, Ga. The 900,000-square-foot lifestyle center has secured Dillard’s, one of the nation’s largest department stores, scheduled to open in March 2007; Barnes & Noble, the world’s largest bookseller, due to open at the same time; and Dick’s Sporting Goods, the nationally acclaimed sports, fitness and outdoor specialty retailer opening this fall. Ashley Park’s location is the first foray into the Southside -- one of the Atlanta metro area’s hottest growth markets -- for Dillard’s as well as Barnes & Noble.

“The phenomenal growth and potential of Atlanta’s Southside has captured the attention of the nation’s leading retailers,” says Ward Kampf, president of retail leasing for Thomas Enterprises. “We are currently in negotiations with a variety of upscale fashion retailers and restaurants that will provide additional appeal to customers.”

Dillard’s, Inc. Chief Executive Officer, William Dillard, II, stated, “We are pleased to expand our service to Atlanta’s growing Southside area with a beautiful new Dillard’s store at Ashley Park. Our focus on presenting an upscale shopping experience with a contemporary tone will be well-served in this exciting new lifestyle center.” Following the opening of the new store, Dillard’s will operate seven Atlanta-area locations.

Located in Coweta County, 30 miles southwest of Atlanta at the Intersection of I-85 and Highway 34, Ashley Park (www.shopashleypark.com) is a $150 million, open-air, lifestyle center. The first phase of Ashley Park opened during late 2005 and includes The Georgian Cinemas 14, a 14-screen movie theater operated by Consolidated Theaters; as well as Best Buy, offering consumer electronics, home-office products, entertainment software, appliances and related services. In addition to several eateries -- including Cambridge Coffee, Cold Stone Creamery, Gandolfo’s New York Delicatessen, The HoneyBaked Ham Company and Café, and the Mexican restaurant La Parrilla -- specialty retailers, such as Newnan-based Morgan Jewelers, are housed at the center. Ashley Park is quickly becoming a regional draw, attracting shoppers and visitors from Coweta, Carrol, South Douglas, South Fulton, Fayette, Heard and Troup counties.

“This area of metro Atlanta is experiencing explosive growth,” says Sammy Osborne, Planner with the City of Newnan. “Newnan has the demographics to attract the nation’s strongest retailers, and Ashley Park offers a wonderful asset not only for the residents of Coweta County but for our visitors as well.”

About Thomas Enterprises
Thomas Enterprises is a visionary commercial real estate development company that specializes in creating dynamic places where commerce, life and leisure intersect. Capabilities encompass master-planned communities and mixed-used projects, as well as retail, hotel, residential and office developments. The privately held company, which employs more than 500 people, is involved in multiple projects across the nation, creating environments that appeal to consumers, communities and municipalities, and position properties for long-term success. Founded in 1987 and headquartered in Newnan, Ga., just south of Atlanta, Thomas Enterprises has developed more than 20 million square feet of retail property, valued at $2 billion, and controls over 22,000 acres of prime, developable land throughout the United States.
For more information, visit www.thomasent.com.

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Thomas Enterprises Attracts Major Retailers to South Metro Market/ Page 2

About Barnes & Noble, Inc. (Located in Ashley Park)
Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller and a Fortune 500 company, operates 797 bookstores in 50 states.  For the fifth consecutive year, the company is the nation’s top retail brand for quality, according to the EquiTrend® Brand Study by Harris Interactive®.  Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites and the number one online bookseller for quality among e-commerce companies, according to the latest EquiTrend survey. General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate Web site at www.barnesandnobleinc.com.

About Dick's Sporting Goods, Inc.
Pittsburgh-based Dick's Sporting Goods, Inc. (NYSE: DKS)is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. The Company operates 268 stores in 34 states primarily throughout the Eastern half of the United States. For more information visit www.dickssportinggoods.com.

About Dillard's, Inc.
Dillard's, Inc. (NYSE: DDS) ranks among the nation's largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.7 billion. The company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The company comprises 329 stores, spanning 29 states, all operating with one nameplate - Dillard's. For more information, visit www.dillards.com.

For more information about these retailers, located in Ashley Park:
•	Best Buy (www.bestbuy.com)
•	Cambridge Coffee (www.cambridgecoffee.com)
•	Cold Stone Creamery (www.coldstonecreamery.com)
•	Gandolfo’s New York Delicatessen (www.galdolfosdeli.com)
•	The Georgian Cinemas 14, (www.consolidatedmovies.com)
•	The HoneyBaked Ham Company and Café (www.honeybakedham.com)
•	Morgan Jewelers, 770-683-4367
•	La Parrilla (www.laparrilla.com)

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